Exhibit 99.1

Conn’s, Inc. Reports Results for the
Quarter Ended January 31, 2009

BEAUMONT, Texas--(BUSINESS WIRE)--March 26, 2009--Conn’s, Inc. (NASDAQ/NM:CONN), a specialty retailer of home appliances, consumer electronics, computers, lawn and garden products, furniture and mattresses, today announced its operating results for the quarter and year ended January 31, 2009.

Total revenues for the quarter ended January 31, 2009, increased 19.5% to $269.9 million, as a result of the following changes:

  Total net sales increased 22.4% to $245.4 million,
  Finance charges and other increased 12.5% to $29.0 million, and
  The non-cash fair value decrease to the Company’s Interests in securitized assets reduced revenues by $4.5 million in the fourth quarter of fiscal 2009, as compared to $0.4 million in the fourth quarter of fiscal 2008.

The growth in Total net sales was driven by a same store sales (revenues earned in stores operated for the entirety of both periods) increase of 12.5% for the fourth quarter of fiscal 2009.

The Company experienced improved operating performance during the quarter as product gross margins improved to 22.2%, as compared to 20.7% for the quarter ended October 31, 2008, and selling, general and administrative expenses, as a percent of revenues, were down 220 basis points, as compared to the fourth quarter of fiscal 2008. The Company reported Net income on a GAAP basis of $12.6 million for the fourth quarter of fiscal 2009, including the effects of a $4.5 million non-cash decrease in its Interests in securitized assets. Adjusted net income, excluding the non-cash fair value adjustments, was $15.5 million for the fourth fiscal quarter, compared with adjusted net income, excluding the non-cash fair value adjustments, of $13.3 million for the fourth quarter of the prior fiscal year. Adjusted diluted earnings per share, excluding the non-cash fair value adjustments in both periods, increased to $0.69, compared with $0.58 for the fourth quarter of last year.

The credit portfolio’s annualized net charge-off rate was 3.4% for the three months ended January 31, 2009, consistent with the Company’s experience in the quarter ended October 31, 2008, and up slightly from the 3.2% rate experienced in the fourth quarter of the prior fiscal year. The 60+ day delinquency rate dropped to 7.3% at January 31, 2009, as compared to 8.1% at October 31, 2008, and 7.6% at January 31, 2008. Additionally, the percent of the portfolio reaged declined to 18.7% at January 31, 2009, after it increased as a result of the hurricanes in September 2008 to 19.7% at October 31, 2008, though it has increased from 16.6% at January 31, 2008. More information on the credit portfolio and its performance may be found in the table included with this press release and in the Company’s filing with the Securities and Exchange Commission on Form 10-K which will be filed later today.

Total revenues for the year ended January 31, 2009, increased 8.1% to $890.8 million compared with $824.1 million for the year ended January 31, 2008. This increase in revenues consisted of:

  Increases in Total net sales of $74.1 million, or 10.1%,
  Increases in Finance charges and other of $12.3 million, or 12.5%, and
  Increased non-cash fair valued decreases to Interests in securitized assets reduced revenues by $24.5 million in fiscal 2009, as compared to $4.8 million in fiscal 2008.

The Total net sales growth was driven by revenues from new stores and same store sales (revenues earned in stores operated for the entirety of both periods) increases of 2.0% for fiscal 2009. The increased non-cash fair value adjustments and impacts of Hurricanes Gustav and Ike on sales, expenses and credit portfolio performance negatively affected our operating results for fiscal year 2009. As a result, the Company reported a decline in Net income on a GAAP basis to $25.7 million in the current year as compared to $39.7 million in the prior year. Adjusted net income, excluding the non-cash fair value adjustments, was $41.6 million for fiscal 2009, compared with adjusted net income, excluding the non-cash fair value adjustments, of $42.8 million for fiscal 2008. Net income for the prior fiscal year also benefited from $0.5 million of gains on the sales of two properties and a $0.9 million one-time reduction in the provision for income taxes. Adjusted diluted earnings per share, excluding the fair value impact in both periods, was $1.84 for the 2009 fiscal year, compared with $1.81 for the prior fiscal year.

The non-cash fair value charges to the Company’s Interests in securitized assets during the year ended January 31, 2009, were driven primarily by increases in the discount rate risk premium input included in the Company’s estimate of the fair value of its Interests in securitized assets. The discount rate risk premium was increased principally due to external market conditions, and was not the result of changes in management’s expectations regarding the underlying economics or expected cash flows of the securitization program. In addition to the discount rate risk premium input changes, during the third quarter, as a result of the external market conditions and the expected impact of the hurricanes on the Company’s customers, the net charge-off rate input included in the estimate of the fair value was increased. More information on these changes may be found in the notes to the financial statements in the Company’s filing with the Securities and Exchange Commission on Form 10-K which will be filed later today.

The Company now has 75 stores in operation, after closing its clearance center in San Antonio, Texas, to provide for expansion of the credit collection center located in the same facility. During fiscal year 2009 the Company opened a total of seven new stores and three replacement stores.

EPS Guidance

Today, the Company initiated guidance for its fiscal year 2010 (the year ending January 31, 2010) of earnings per diluted share in a range of $1.75 to $1.85, excluding the impact of potential fair value adjustments. This guidance includes an increased provision for bad debts related to expected increases in the balance of receivables retained on the Company’s balance sheet, not as a result of changes in the Company’s expectations about the performance of the receivables portfolio.

Conference Call Information

Conn’s, Inc. will host a conference call and audio webcast today, March 26, 2009, at 10:00 AM, CDT, to discuss financial results for the quarter ended January 31, 2009. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing 877-741-4245 or 719-325-4800.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 75 retail locations in Texas, Louisiana and Oklahoma: 23 stores in the Houston area, 19 in the Dallas/Fort Worth Metroplex, nine in San Antonio, five in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and three in Oklahoma. It sells home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges, and a variety of consumer electronics, including LCD, plasma and DLP televisions, camcorders, digital cameras, computers and computer accessories, Blu-ray and DVD players, video game equipment, portable audio, MP3 players, GPS devices and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company has financed, on average, approximately 61% of its retail sales.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update, relocate or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores; the Company's ability to introduce additional product categories; the Company’s ability to offer flexible financing programs; the Company's cash flow from operations, borrowings from its revolving lines of credit and proceeds from securitizations to fund operations, debt repayment and expansion; the ability of the Company and the QSPE to obtain additional funding for the purpose of funding the receivables generated by the Company, including limitations on the ability of the QSPE to obtain financing through its commercial paper-based funding sources and its ability to maintain the current credit ratings of its securities; the cost of any renewed or replacement credit facilities; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; the pricing actions and promotional activities of competitors; relationships with the Company's key suppliers; the results of the Company's litigation; interest rates; general economic conditions; weather conditions in the Company's markets; delinquency and loss trends in the receivables portfolio; changes in the assumptions used in the calculation of the fair value of its interests in securitized assets; potential goodwill impairment charges resulting from the Company’s required annual assessment; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K to be filed later today. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Conn's, Inc.
CONDENSED, CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except earnings per share)

	Three Months Ended January 31,		Year Ended January 31,

	2008	2009	2008	2009

Revenues
Total net sales	$200,574	$245,408	$730,992	$805,049
Finance charges and other	25,765	28,985	97,941	110,209
Decrease in fair value	(414)	(4,479)	(4,805)	(24,508)

Total revenues	225,925	269,914	824,128	890,750

Cost and expenses
Cost of goods sold, including warehousing and occupancy costs	140,906	177,571	508,787	580,423
Cost of parts sold, including warehousing and occupancy costs	2,133	2,565	8,379	9,638
Selling, general and administrative expense	62,062	68,184	245,317	253,813
Provision for bad debts	418	879	1,908	4,273

Total cost and expenses	205,519	249,199	764,391	848,147

Operating income	20,406	20,715	59,737	42,603
Interest (income) expense, net	86	593	(515)	961
Other (income) expense, net	(23)	15	(943)	117

Income before income taxes	20,343	20,107	61,195	41,525

Provision for income taxes	7,281	7,481	21,509	15,833

Net income	$13,062	$12,626	$39,686	$25,692

Earnings per share
Basic	$0.58	$0.56	$1.71	$1.15
Diluted	$0.57	$0.56	$1.68	$1.14
Average common shares outstanding
Basic	22,651	22,439	23,193	22,413
Diluted	22,976	22,494	23,673	22,577

Conn's, Inc.
CONDENSED, CONSOLIDATED BALANCE SHEETS
(in thousands)

	January 31,	January 31,
	2008	2009

Assets
Current assets
Cash and cash equivalents	$11,015	$11,798
Accounts receivable, net	33,110	94,003
Interests in securitized assets	178,150	176,543
Inventories	81,495	95,971
Deferred income taxes	2,619	13,354
Prepaid expenses and other assets	4,449	5,933
Total current assets	310,838	397,602
Non-current deferred income tax asset	-	2,035
Non-current accounts receivable, net	2,990	41,172
Total property and equipment, net	59,253	62,551
Goodwill and other assets, net	9,771	13,269
Total assets	$382,852	$516,629
Liabilities and Stockholders' Equity
Current Liabilities
Notes payable	$-	$-
Current portion of long-term debt	102	5
Accounts payable	28,179	57,809
Accrued compensation and related expenses	9,748	11,473
Accrued expenses	21,487	23,703
Other current liabilities	17,549	25,541
Total current liabilities	77,065	118,531
Long-term debt	17	62,912
Non-current deferred income tax liability	131	-
Deferred gains on sales of property	1,221	1,036
Total stockholders' equity	304,418	334,150
Total liabilities and stockholders' equity	$382,852	$516,629

Conn’s, Inc. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) (in thousands)

	Year Ended
	January 31,
	2008	2009

Net cash used in operating activities	$(5,634)	$(42,700)

Cash flows from investing activities
Purchase of property and equipment	(18,955)	(17,597)
Proceeds from sale of property	8,921	224
Net cash used in investing activities	(10,034)	(17,373)
Cash flows from financing activities
Borrowings under lines of credit, net	-	62,900
Purchases of treasury stock	(33,274)	-
Increase in debt issuance costs	-	(2,794)
Proceeds from stock issued under employee benefit plans	3,491	852
Payment of promissory notes	(104)	(102)
Net cash provided by (used in) financing activities	(29,887)	60,856
Net change in cash	(45,555)	783
Cash and cash equivalents
Beginning of the year	56,570	11,015
End of period	$11,015	$11,798
CALCULATION OF GROSS MARGIN PERCENTAGE (dollars in thousands)

		Three Months Ended		Year Ended
		January 31,		January 31,

		2008	2009	2008	2009

A	Product sales	$185,482	$228,325	$671,571	$743,729
B	Service maintenance agreement commissions, net	9,736	11,771	36,424	40,199
C	Service revenues	5,356	5,312	22,997	21,121
D	Total net sales	200,574	245,408	730,992	805,049
E	Finance charges and other	25,765	28,985	97,941	110,209
F	Net decrease in fair value	(414)	(4,479)	(4,805)	(24,508)
G	Total revenues	225,925	269,914	824,128	890,750
H	Cost of goods sold, including warehousing and occupancy cost	(140,906)	(177,571)	(508,787)	(580,423)
I	Cost of parts sold, including warehousing and occupancy cost	(2,133)	(2,565)	(8,379)	(9,638)
J	Gross margin dollars (G+H+I)	$82,886	$89,778	$306,962	$300,689

	Gross margin percentage (J/G)	36.7%	33.3%	37.2%	33.8%

K	Product margin dollars (A+H)	$44,576	$50,754	$162,784	$163,306
	Product margin percentage (K/A)	24.0%	22.2%	24.2%	22.0%

PORTFOLIO STATISTICS
For the periods ended January 31, 2006, 2007, 2008 and 2009
(dollars in thousands, except average outstanding balance per account)

	January 31,
	2006	2007	2008	2009

Total accounts	415,338	459,065	510,922	537,957
Total outstanding balance	$519,721	$569,551	$654,867	$753,513
Average outstanding balance per account	$1,251	$1,241	$1,282	$1,401
60 day delinquency	$35,537	$37,662	$49,778	$55,141
Percent delinquency	6.8%	6.6%	7.6%	7.3%
Percent of portfolio reaged	17.6%	17.8%	16.6%	18.7%
Net charge-off ratio (YTD annualized)	2.5%	3.3%	2.9%	3.2%
NON-GAAP RECONCILIATION OF NET INCOME, AS ADJUSTED
AND DILUTED EARNINGS PER SHARE, AS ADJUSTED
(unaudited)

	Three Months Ended January 31,		Year Ended January 31,
	2008	2009	2008	2009
Net income, as reported	$13,062	$12,626	$39,686	$25,692
Adjustments:
Decrease in fair value	414	4,479	4,805	24,508
Tax impact of fair value adjustment	(146)	(1,576)	(1,691)	(8,627)
Net income, as adjusted	$13,330	$15,529	$42,800	$41,573

Average common shares outstanding - Diluted	22,976	22,494	23,673	22,577

Earnings per share - Diluted
As reported	$0.57	$0.56	$1.68	$1.14
As adjusted	$0.58	$0.69	$1.81	$1.84

Basis for presentation of non-GAAP disclosures:

To supplement the Company’s consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles ("GAAP"), the Company also provides adjusted net income and adjusted earnings per diluted share information. These non-GAAP financial measures are not meant to be considered as a substitute for comparable GAAP measures but should be considered in addition to results presented in accordance with GAAP, and are intended to provide additional insight into the Company’s operations and the factors and trends affecting the Company’s business. The Company’s management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics the Company uses in its financial and operational decision making and (2) they are used by some of its institutional investors and the analyst community to help them analyze the Company’s operating results.

CONN-F

CONTACT:
Conn’s, Inc., Beaumont
Chairman and CEO
Thomas J. Frank, 409-832-1696 Ext. 3218